Leap Reports First Quarter Results

~ Business Transition Drives Strong Improvements ~

- 331,000 Net Customer Additions in First Quarter 2011

- ARPU Improves $1.21 over Fourth Quarter 2010

- First Quarter Churn at 3.1%; Voice Churn of 2.8%, Lowest Rate in Nearly a Decade

- Company Recently Gains One-Millionth Smartphone Customer

SAN DIEGO, May 4, 2011 /PRNewswire/ -- Leap Wireless International, Inc. (NASDAQ: LEAP), a leading provider of innovative and value-driven wireless communications services through its Cricket brand, today reported customer and financial results for the quarter ended March 31, 2011. For the quarter, the Company reported approximately 331,000 net customer additions for its Cricket services. Churn for the first quarter was 3.1 percent, reflecting voice churn of 2.8 percent, the lowest churn in nearly a decade.

(Logo: http://photos.prnewswire.com/prnh/20101220/MM20546LOGO-a)

Service revenues for the first quarter increased 10.4 percent over the prior year quarter to $678.4 million. Adjusted operating income before depreciation and amortization (OIBDA) was $112.5 million, a decrease of $10.5 million, or 8.5 percent, over the first quarter of 2010. Operating loss for the first quarter of 2011 was $18.1 million, compared to operating income of $5.1 million for the first quarter of 2010.

"During the first quarter, we saw significant, continued progress across key customer performance metrics, including gross additions, churn and ARPU," said Doug Hutcheson, Leap's president and chief executive officer. "First quarter gross additions were solid, even as we absorbed expected reductions in customer additions due to creating a simpler path for existing customers to upgrade. Customer upgrades for our compelling new devices have continued to be significant, and we recently reached a significant milestone by adding our one-millionth smartphone customer. Increased upgrades to our new data devices during the quarter and continued adoption of our new service plans drove voice churn down to 2.8 percent, the lowest level we have seen in nearly a decade. The impacts of the new service plans and better devices also continued to drive improvements in ARPU, which increased by $1.21 over the fourth quarter of 2010, one of our largest quarterly sequential increases ever. Although customer device upgrades have impacted adjusted OIBDA margins in the short-term, they are driving strong improvements in customer lifetime value and customer unit contribution margin, which exceeded 25 percent of ARPU in the first quarter. We believe that our significant progress with these key customer metrics provides us with a solid foundation to deliver expanded adjusted OIBDA margins in the coming quarters."

Financial Results and Operating Metrics (1) (Unaudited; in millions, except for customer data, operating metrics and per share amounts)

	Three Months Ended March 31,
	2011	2010	Change

Service revenues	$678.4	$614.6	10.4%
Total revenues	$779.9	$683.8	14.1%
Operating income (loss)	$(18.1)	$5.1	*
Adjusted OIBDA	$112.5	$123.0	(8.5)%
Adjusted OIBDA as a percentage of service revenues	17%	20%	-
Net loss	$(86.4)	$(65.4)	32.1%
Net loss attributable to common stockholders	$(96.2)	$(68.0)	41.5%
Diluted net loss per share attributable to common stockholders	$(1.26)	$(0.90)	40.0%
Gross customer additions(2)	852,164	1,132,998	(24.8)%
Net customer additions	330,574	445,768	(25.8)%
End of period customers	5,848,753	5,399,872	8.3%
Weighted-average customers	5,650,349	5,135,102	10.0%
Churn	3.1%	4.5%	-
End of period covered POPS	~ 95.3	~ 94.2	-
Average revenue per user (ARPU)	$39.35	$38.04	3.4%
Cash costs per user (CCU)	$23.04	$17.49	31.7%
Cost per gross addition (CPGA)	$192	$171	12.3%
Cash purchases of property and equipment	$92.9	$107.2	(13.3)%
Unrestricted cash, cash equivalents and short-term investments	$393.8	$525.9	(25.1)%

(1)  For a reconciliation of non-GAAP financial measures, please refer to the section entitled "Definition of Terms and Reconciliation of Non-GAAP Financial Measures" included at the end of this release.  Information relating to population and potential customers (POPs) is based on population estimates provided by Claritas Inc. for the relevant year.

During the fourth quarter of 2010, the Company changed its method of accounting for regulatory fees and telecommunications taxes from a net to a gross basis in the consolidated statement of operations, such that the Company no longer deducts from service revenues regulatory fees and telecommunications taxes owed and remitted to government agencies and instead includes such amounts in cost of service. This change has been applied retrospectively to the Company's results for service revenues, total revenues, ARPU and CCU presented above.  For more information regarding this change, please refer to "Definition of Terms and Reconciliation of Non-GAAP Financial Measures" included at the end of this release.

(2) The Company recognizes a gross customer addition for each Cricket Wireless, Cricket Broadband and Cricket PAYGo™ line of service activated by a customer.

* Percentage change not meaningful measurement

Discussion of Financial and Operational Results for the Quarter

Customers and Churn

  End of period customers for the first quarter of 2011 were approximately 5,849,000, an 8.3 percent increase from end of period customers in the first quarter of 2010.
  Net customer additions were approximately 331,000, including 300,000 voice and 31,000 broadband net additions.  The expected year-over-year decline in broadband net additions was due primarily to increased network management initiatives.
  Churn for the first quarter of 2011 was 3.1 percent, compared to 4.5 percent for the first quarter of 2010 and 4.0 percent for the fourth quarter of 2010.  Voice churn for the first quarter of 2011 was 2.8 percent and broadband churn was 5.5 percent.
  Approximately 40 percent of new handset sales in the first quarter of 2011 were smartphones and approximately 15 percent of our voice customer base upgraded their handsets during the quarter, typically to better devices coupled with higher-ARPU service plans.

Service Revenues and ARPU

  Service revenues for the first quarter of 2011 increased by 10.4 percent over the prior year period to $678.4 million, primarily due to a 10 percent increase in weighted-average customers, including contributions from the South Texas joint venture we formed in October 2010, as well as a 3.4 percent increase in ARPU.
  ARPU for the first quarter of 2011 was $39.35, an increase of $1.31, or 3.4 percent, from the prior year quarter, and an increase of $1.21, or 3.2 percent, from the fourth quarter of 2010. The year-over-year increase primarily reflected increased customer acceptance of the Company's smartphones and all-inclusive service plans, as well as improved churn.

Operating Expenses and Adjusted OIBDA

  Adjusted OIBDA of $112.5 million for the first quarter of 2011 declined $10.5 million, or 8.5 percent, over the first quarter of 2010.  This year-over-year decrease primarily reflected higher costs due to strong upgrades to the Company's new smartphones and increased customer adoption of the Company's all-inclusive service plans, which drove increased expense for regulatory fees and telecommunications taxes.
  Operating loss for the first quarter of 2011 was $18.1 million, compared to operating income of $5.1 million for the first quarter of 2010.  The increase in operating loss was due to the year-over-year increase in costs discussed above and increased depreciation and amortization expense associated with network and business systems transformation and assets and customers acquired in connection with the formation of the Company's South Texas joint venture.
  Net loss attributable to common stockholders for the first quarter of 2011 was $96.2 million, or $(1.26) per diluted share, compared to a net loss attributable to common stockholders of $68.0 million, or $(0.90) per diluted share, for the first quarter of 2010.
  CCU for the first quarter of 2011 increased 31.7 percent over the prior year period to $23.04, due primarily to increased cost of service associated with increased device upgrades and the inclusion in cost of service of regulatory fees and telecommunications taxes on its all-inclusive service plans.
  CPGA for the first quarter of 2011 increased by 12.3 percent over the prior year quarter, reflecting a 25 percent reduction in gross additions as a result of the Company's elimination in the third quarter of 2010 of a free first month of service for new customers and increased upgrade activity as a result of the Company's introduction of smartphones.  Prior to these changes, many existing customers activated a new line of service to receive a free month of service and a discount on a new handset and then terminated their prior service.

Other

  Capital expenditures during the first quarter of 2011 were $92.9 million, compared to $107.2 million in the first quarter of 2010.

Key Operational Highlights

  Launched Muve Music into all Cricket markets.  Muve Music, an innovative digital music service that incorporates unlimited music downloads into a wireless rate plan, is the first music experience designed specifically for mobile phones. Muve Music was selected as a finalist for CNET's Best of CES award, an honor bestowed upon the Top 25 products out of the thousands introduced at the annual event.  Muve Music was also selected as a finalist for CTIA's Emerging Technology Awards, taking second place in the category of Mobile Applications: Social Networking/Content/Entertainment.
  Completed the management transition that the Company began in the second-half of 2010 with the appointment of Ray Roman, executive vice president and chief operating officer, and Bob Young, executive vice president, field operations.
  Entered into a long-term LTE roaming agreement with LightSquared™ to supplement the coverage that Cricket plans to deploy across its own networks over the next few years.
  Introduced the Company's fourth smartphone, the LG Optimus C, a sleek value-priced device with a 3.2" HVGA touch-screen, WiFi capability, 3.2MP camera/camcorder, microSD slot and a 600 MHz processor that operates on the Android 2.2 operating system.
  Completed the final phase of the Company's business systems transformation with the conversion of our billing system, which began with a successful market trial in March and concluded with a full-scale roll-out across all markets in April.  The billing system conversion concludes more than two years of back-office transformation, including improvements to procurement, planning and forecasting, supply chain, inventory management and point of sale systems.  The transformation provides greater scale, increased speed and agility and enhanced capabilities to integrate products, services and partners.
  Named as one of Working Mother Magazine's 2011 Best Companies for Hourly Workers for encouraging hourly employees to understand how their health and productivity go hand-in-hand and for investing in the success of employees.
  Offered customers the ability to make free phone calls to family and friends in Japan following the devastating earthquake and tsunami.  In addition, Cricket participated in several text message initiatives, including one with the American Red Cross that enabled Cricket customers to make a donation to help those affected by the earthquake.
  Signed an agreement in late April with Global Tower Partners for the sale of the Company's telecommunications tower assets.  Final completion of the sale is expected by mid-2011.

"The changes we made to our business in the second half of 2010 are continuing to drive improved performance, and they produced strong customer growth in the first quarter with a significantly improved customer unit contribution. This customer growth, together with growth from our South Texas joint venture, delivered a 10.4 percent increase in service revenues over the prior year quarter," said Walter Berger, Leap's executive vice president and chief financial officer. "In the coming quarters, we will continue to focus on accelerating year-over-year customer growth through improvements in our distribution, customer awareness and Muve Music. In addition, we expect the solid operating results we are delivering will produce expanded margins in the coming quarters."

Conference Call Information

As previously announced, Leap management will host a conference call with live webcast at 5:00 p.m. EDT / 2:00 p.m. PDT today to discuss these results. Other forward-looking and material information may also be discussed during this call.

To listen live via telephone, dial 1-800-899-2086 (domestic) or 1-212-231-2901 (international). There is no participant passcode required for this event. If listening via telephone, the accompanying presentation slides may be accessed by visiting http://investor.leapwireless.com. Listeners should navigate to the live webcast and choose the 'Live Phone' option to view the slides in conjunction with the live conference call. Individuals dialing into the live call are encouraged to call in 10 minutes prior to the start time in order to register and be placed into the call.

More information about this event, including a live webcast, may be accessed by visiting http://investor.leapwireless.com.

An online replay and downloadable MP3 of the event will be available on the Company's website shortly after the live call and will be accessible for a limited period of time. A telephonic replay will be available approximately two hours after the call's completion and can be accessed by dialing 1-800-633-8284 (domestic) or 1-402-977-9140 (international) and entering reservation number 21520075.

About Leap

Leap provides innovative, high-value wireless services to a fast-growing, young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap pioneered its Cricket® service. The Company and its joint ventures now operate in 35 states and the District of Columbia and hold licenses in 35 of the top 50 U.S. markets. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited voice, text, data and mobile Web services. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select Market under the ticker symbol "LEAP." For more information, please visit www.leapwireless.com.

Notes Regarding Non-GAAP Financial Measures

Information presented in this press release and in the attached financial tables includes financial information prepared in accordance with generally accepted accounting principles in the U.S., or GAAP, as well as non-GAAP financial measures. Generally, a non-GAAP financial measure, within the meaning of Item 10 of Regulation S-K promulgated by the Securities and Exchange Commission (SEC), is a numerical measure of a company's financial performance or cash flows that (a) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, which are included in the most directly comparable measure calculated and presented in accordance with GAAP in the consolidated balance sheets, consolidated statements of operations or consolidated statements of cash flows; or (b) includes amounts, or is subject to adjustments that have the effect of including amounts, which are excluded from the most directly comparable measure so calculated and presented. As described more fully in the notes to the attached financial tables, management supplements the information provided by financial statement measures with several customer-focused performance metrics that are widely used in the telecommunications industry. Adjusted OIBDA, ARPU, CPGA, and CCU are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures can be found in the section entitled "Definition of Terms and Reconciliation of Non-GAAP Financial Measures" included toward the end of this release.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management's current expectations based on currently available operating, financial and competitive information, but are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. Our forward-looking statements include our discussions about planned product and service plan developments, competitiveness and expected financial and operational performance, and are generally identified with words such as "believe," "expect," "intend," "plan," "could," "may" and similar expressions. Risks, uncertainties and assumptions that could affect our forward-looking statements include, among other things:

  our ability to attract and retain customers in an extremely competitive marketplace;
  the duration and severity of the current economic downturn in the United States and changes in economic conditions, including interest rates, consumer credit conditions, consumer debt levels, consumer confidence, unemployment rates, energy costs and other macro-economic factors that could adversely affect demand for the services we provide;
  the impact of competitors' initiatives;
  our ability to successfully implement product and service plan offerings, expand our retail distribution and execute effectively on our other strategic activities;
  our ability to obtain and maintain roaming and wholesale services from other carriers at cost-effective rates;
  our ability to maintain effective internal control over financial reporting;
  our ability to attract, integrate, motivate and retain an experienced workforce, including members of senior management;
  future customer usage of our wireless services, which could exceed our expectations, and our ability to manage or increase network capacity to meet increasing customer demand;
  our ability to acquire additional spectrum in the future at a reasonable cost or on a timely basis;
  our ability to comply with the covenants in any credit agreement, indenture or similar instrument governing any of our existing or future indebtedness;
  our ability to effectively integrate, manage and operate our new joint venture in South Texas;
  failure of our network or information technology systems to perform according to expectations and risks associated with the upgrade or transition of certain of those systems, including our customer billing system; and
  other factors detailed in the section entitled "Risk Factors" included in our periodic reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on February 25, 2011, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, which we expect to file shortly with the SEC.

All forward-looking statements included in this news release should be considered in the context of these risks. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Leap is a U.S. registered trademark and the Leap logo is a trademark of Leap. Cricket, Cricket Wireless, Cricket Clicks, Jump, Jump Mobile, Flex Bucket, Real Unlimited Unreal Savings and the Cricket "K" are U.S. registered trademarks of Cricket. In addition, the following are trademarks or service marks of Cricket: BridgePay, Cricket By Week, Cricket Choice, Cricket Connect, Cricket Nation, Cricket PAYGo, Muve, Muve Music, Muve Money, Cricket Crosswave, Seek Music, MyPerks, Cricket MyPerks and Cricket Wireless Internet Service. All other trademarks are the property of their respective owners.

LEAP WIRELESS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (1)
(In thousands, except share amounts)

	March 31,	December 31,
	2011	2010
Assets	(Unaudited)
Cash and cash equivalents	$281,222	$350,790
Short-term investments	112,579	68,367
Inventories	110,677	104,241
Deferred charges	50,414	47,343
Other current assets	103,924	91,010
Total current assets	658,816	661,751
Property and equipment, net	2,007,893	2,036,645
Wireless licenses	1,970,369	1,968,075
Goodwill	31,654	31,094
Intangible assets, net	58,355	64,843
Other assets	72,215	72,415
Total assets	$4,799,302	$4,834,823
Liabilities and Stockholders' Equity
Accounts payable and accrued liabilities	$344,163	$346,869
Current maturities of long-term debt	8,500	8,500
Other current liabilities	257,383	221,077
Total current liabilities	610,046	576,446
Long-term debt	2,833,708	2,832,070
Deferred tax liabilities	305,473	295,703
Other long-term liabilities	117,126	114,534
Total liabilities	3,866,353	3,818,753
Redeemable non-controlling interests	114,290	104,788
Stockholders' equity:
Preferred stock - authorized 10,000,000
shares, $.0001 par value; no shares
issued and outstanding	-	-
Common stock - authorized 160,000,000
shares, $.0001 par value; 78,715,740
and 78,437,309 shares issued and
outstanding at March 31, 2011 and
December 31 2010, respectively	8	8
Additional paid-in capital	2,149,520	2,155,712
Accumulated deficit	(1,330,180)	(1,243,740)
Accumulated other comprehensive loss	(689)	(698)
Total stockholders' equity	818,659	911,282
Total liabilities and stockholders'
equity	$4,799,302	$4,834,823

LEAP WIRELESS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1)
(Unaudited and in thousands, except per share data)

	Three Months Ended March 31,
	2011	2010

Revenues:
Service revenues	$678,411	$614,628
Equipment revenues	101,503	69,132
Total revenues	779,914	683,760
Operating expenses:
Cost of service (exclusive of items shown separately below)	235,945	195,740
Cost of equipment	229,795	168,053
Selling and marketing	109,852	111,884
General and administrative	95,409	92,256
Depreciation and amortization	126,674	109,246
Total operating expenses	797,675	677,179
Loss on sale or disposal of assets	(349)	(1,453)
Operating income (loss)	(18,110)	5,128
Equity in net income of investees, net	1,179	571
Interest income	64	428
Interest expense	(58,819)	(60,295)
Other income, net	--	15
Loss before income taxes	(75,686)	(54,153)
Income tax expense	(10,754)	(11,294)
Net loss	(86,440)	(65,447)
Accretion of redeemable non-controlling interests	(9,771)	(2,587)
Net loss attributable to common stockholders	$(96,211)	$(68,034)
Loss per share attributable to common stockholders:
Basic	$(1.26)	$(0.90)
Diluted	$(1.26)	$(0.90)
Shares used in per share calculations:
Basic	76,374	75,794
Diluted	76,374	75,794

LEAP WIRELESS INTERNATIONAL, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (1) (Unaudited and in thousands)

	Three Months Ended March 31,
	2011	2010

Operating activities:
Net cash provided by operating activities	$72,000	$93,551
Investing activities:
Acquisition of a business	(850)	-
Purchases of property and equipment	(92,898)	(107,206)
Change in prepayments for purchases of property and equipment	217	234
Purchases of and deposits for wireless licenses and spectrum clearing costs	(2,294)	(1,124)
Purchases of investments	(105,521)	(122,483)
Sales and maturities of investments	61,257	158,425
Change in restricted cash	(700)	185
Net cash used in investing activities	(140,789)	(71,969)
Financing activities:
Repayment of long-term debt	-	(2,000)
Purchase of non-controlling interest	-	(20,973)
Other	(779)	(487)
Net cash used in financing activities	(779)	(23,460)
Net decrease in cash and cash equivalents	(69,568)	(1,878)
Cash and cash equivalents at beginning of period	350,790	174,999
Cash and cash equivalents at end of period	$281,222	$173,121
Supplementary disclosure of cash flow information:
Cash paid for interest	$(21,141)	$(20,993)
Cash paid for income taxes	$ (29)	$(79)
Non-cash investing and financing activities:
Contributions of wireless licenses in exchange for an equity interest	$-	$2,381

Explanatory Note to Financial Statements

(1)

The condensed consolidated financial statements and the tables of results and operating and financial metrics included at the beginning of this release include the operating results and financial position of Leap and its wholly-owned subsidiaries and consolidated joint ventures. The Company consolidates its non-controlling interest in Savary Island in accordance with the authoritative guidance for the consolidation of variable interest entities because Savary Island is a variable interest entity and the Company has entered into an agreement with Savary Island's other member which establishes a specified purchase price in the event that it exercises its right to sell its membership interest to the Company. The Company consolidates STX Wireless in accordance with the authoritative guidance for consolidations based on the voting interest model. All intercompany accounts and transactions have been eliminated in the condensed consolidated financial statements.

The following table summarizes operating data for the Company's consolidated operations for the three months ended March 31, 2011 and 2010 (unaudited; in thousands, except percentages):

	Three Months Ended March 31				Change from Prior Year
	2011	% of 2011 Service Revenues	2010	% of 2010 Service Revenues	Dollars	Percent
Revenues:
Service revenues	$678,411		$ 614,628		$ 63,783	10.4%
Equipment revenues	101,503		69,132		32,371	46.8%
Total revenues	779,914		683,760		96,154	14.1%
Operating Expenses:
Cost of service	235,945	34.8%	195,740	31.8%	40,205	20.5%
Cost of equipment	229,795	33.9%	168,053	27.3%	61,742	36.7%
Selling and marketing	109,852	16.2%	111,884	18.2%	(2,032)	(1.8)%
General and administrative	95,409	14.1%	92,256	15.0%	3,153	3.4%
Depreciation and amortization	126,674	18.7%	109,246	17.8%	17,428	16.0%
Total operating expenses	797,675	117.6%	677,179	110.2%	120,496	17.8%
Loss on sale or disposal of assets	(349)	(0.1)%	(1,453)	(0.2)%	1,104	(76.0)%
Operating income (loss)	$ (18,110)	(2.7)%	$ 5,128	0.8%	(23,238)	*

* Percentage change not meaningful measurement.

Total share-based compensation expense related to all of the Company's share-based awards for  the three months ended March 31, 2011 and 2010 was allocated as follows (unaudited; in thousands, except per share data):

	Three Months Ended March 31,
	2011	2010
Cost of service	$ 496	$ 597
Selling and marketing expenses	47	1,106
General and administrative expenses	3,036	5,462
Share-based compensation expense	$ 3,579	$ 7,165
Share-based compensation expense per share:
Basic	$ 0.05	$ 0.09
Diluted	$ 0.05	$ 0.09

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

The Company utilizes certain financial measures that are widely used in the telecommunications industry and are not calculated based on GAAP. Certain of these financial measures are considered non-GAAP financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC.

(2)

Churn, which measures customer turnover, is calculated as the net number of customers that disconnect from our service divided by the weighted-average number of customers divided by the number of months during the period being measured. Customers who do not pay their monthly bill for their second month of service are deducted from our gross customer additions in the month in which they are disconnected; as a result, these customers are not included in churn.  Customers of our Cricket Wireless and Cricket Broadband service are generally disconnected from service approximately 30 days after failing to pay a monthly bill, and pay-in-advance customers who ask to terminate their service are disconnected when their paid service period ends. Customers of our Cricket PAYGo service are generally disconnected from service if they have not replenished or "topped up" their account within 60 days after the end of their most recent term of service. Management uses churn to measure our retention of customers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. In addition, churn provides management with a useful measure to compare our customer turnover activity to that of other wireless communications providers. We believe investors use churn primarily as a tool to track changes in our customer retention over time and to compare our customer retention to that of other wireless communications providers. Other companies may calculate this measure differently.

(3)

ARPU is service revenues less pass-through regulatory fees and telecommunications taxes, divided by the weighted-average number of customers, divided by the number of months during the period being measured. Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings, affect average revenue per customer, and to forecast future service revenue. In addition, ARPU provides management with a useful measure to compare our subscriber revenue to that of other wireless communications providers.  Prior to the fourth quarter of 2010, we accounted for regulatory fees and telecommunications taxes paid with respect to our service plans, including Universal Service Fund and E-911 fees, on a net basis in the consolidated statement of operations, such that these fees and taxes were recorded as service revenue, net of amounts owed and remitted to government agencies.  We no longer bill and collect these fees and taxes from customers on the new "all-inclusive" service plans we launched in August 2010.  As a result, during the fourth quarter of 2010, we elected to change the method of accounting for regulatory fees and telecommunications taxes from a net to a gross basis of presentation.  As a result of this change, we no longer deduct from service revenues regulatory fees and telecommunications taxes owed and remitted to government agencies and instead include such amounts in cost of service.  For purposes of calculating ARPU, we have deducted from service revenues pass-through regulatory fees and telecommunications taxes that we bill and collect from our customers with respect to our previously-offered non-"all-inclusive" service plans, which we remit on their behalf.   This change has been applied retrospectively to our ARPU results presented below. We have made a corresponding adjustment in our calculation of CCU, as described below.

Customers of our Cricket Wireless and Cricket Broadband service are generally disconnected from service approximately 30 days after failing to pay a monthly bill. Customers of our Cricket PAYGo service are generally disconnected from service if they have not replenished or "topped up" their account within 60 days after the end of their current term of service. Therefore, because our calculation of weighted-average number of customers includes customers who have yet to disconnect service because they have either not paid their last bill or have not replenished or "topped up" their account, ARPU may appear lower during periods in which we have significant disconnect activity. We believe investors use ARPU primarily as a tool to track changes in our average revenue per customer and to compare our per customer service revenues to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total service revenues used in the calculation of ARPU to service revenues, which we consider to be the most directly comparable GAAP financial measure to ARPU (unaudited; in thousands, except weighted-average number of customers and ARPU):

	Three Months Ended March 31,
	_2011	2010
Service revenues	$ 678,411	$ 614,628
Less pass-through regulatory fees and telecommunications taxes	(11,459)	(28,576)
Total service revenues used in the calculation of ARPU	666,952	586,052
Weighted-average number of customers	5,650,349	5,135,102
ARPU	$ 39.35	$ 38.04

(4)

CPGA is selling and marketing costs (excluding applicable share-based compensation expense included in selling and marketing expense), and equipment subsidy (generally defined as cost of equipment less equipment revenue), less the net loss on equipment transactions and third-party commissions unrelated to the initial customer acquisition, divided by the total number of gross new customer additions during the period being measured. The net loss on equipment transactions unrelated to the initial customer acquisition includes the revenues and costs associated with the sale of wireless devices to existing customers as well as costs associated with device replacements and repairs (other than warranty costs which are the responsibility of the device manufacturers). Commissions unrelated to the initial customer acquisition are commissions paid to third parties for certain activities related to the continuing service of customers. We deduct customers who do not pay their monthly bill for their second month of service from our gross customer additions, which tends to increase CPGA because we incur the costs associated with this customer without receiving the benefit of a gross customer addition. Management uses CPGA to measure the efficiency of our customer acquisition efforts, to track changes in our average cost of acquiring new subscribers over time, and to help evaluate how changes in our sales and distribution strategies affect the cost-efficiency of our customer acquisition efforts. In addition, CPGA provides management with a useful measure to compare our per customer acquisition costs with those of other wireless communications providers. We believe investors use CPGA primarily as a tool to track changes in our average cost of acquiring new customers and to compare our per customer acquisition costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CPGA to selling and marketing expense, which we consider to be the most directly comparable GAAP financial measure to CPGA (unaudited; in thousands, except gross customer additions and CPGA):

	Three Months Ended March 31,
	2011	2010
Selling and marketing expense	$ 109,852	$ 111,884
Less share-based compensation expense included in cost of selling and marketing expense	(47)	(1,106)
Plus cost of equipment	229,795	168,053
Less equipment revenue	(101,503)	(69,132)
Less net loss on equipment transactions and third party commissions unrelated to the initial customer acquisition	(74,124)	(16,141)
Total costs used in the calculation of CPGA	$ 163,973	$ 193,558
Gross customer additions	852,164	1,132,998
CPGA	$ 192	$ 171

(5)

CCU is cost of service and general and administrative costs (excluding applicable share-based compensation expense included in cost of service and general and administrative expense) plus net loss on equipment transactions and third-party commissions unrelated to the initial customer acquisition (which includes the gain or loss on the sale of devices to existing customers, costs associated with device replacements and repairs (other than warranty costs which are the responsibility of the device manufacturers) and commissions paid to third parties for certain activities related to the continuing service of customers), less pass-through regulatory fees and telecommunications taxes, divided by the weighted-average number of customers, divided by the number of months during the period being measured. CCU does not include any depreciation and amortization expense. Prior to the fourth quarter of 2010, we accounted for regulatory fees and telecommunications taxes paid with respect to our service plans, including Universal Service Fund and E-911 fees, on a net basis in the consolidated statement of operations, such that these fees and taxes were recorded as service revenue, net of amounts remitted to government agencies. We no longer bill and collect these fees and taxes from customers on the new "all-inclusive" service plans we launched in August 2010.  As a result, during the fourth quarter of 2010, we elected to change the method of accounting for regulatory fees and telecommunications taxes from a net to a gross basis of presentation. As a result of this change, we no longer deduct from service revenues regulatory fees and telecommunications taxes owed and remitted to government agencies and instead include such amounts in cost of service. For purposes of calculating CCU, we have deducted from cost of service pass-through regulatory fees and telecommunications taxes that we bill and collect from our customers with respect to our previously-offered non-"all-inclusive" service plans, which we remit on their behalf. This change has been applied retrospectively to our CCU results presented below. We have made a corresponding adjustment in our calculation of ARPU, described above. Management uses CCU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in our business operations affect non-selling cash costs per customer. In addition, CCU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless communications providers. We believe investors use CCU primarily as a tool to track changes in our non-selling cash costs over time and to compare our non-selling cash costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CCU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CCU (unaudited; in thousands, except weighted-average number of customers and CCU):

	Three Months Ended March 31,
	2011	2010
Cost of service	$ 235,945	$ 195,740
Plus general and administrative expense	95,409	92,256
Less share-based compensation expense included in cost of service and general and administrative expense	(3,532)	(6,059)
Plus net loss on equipment transactions and third party commissions unrelated to the initial customer acquisition	74,124	16,141
Less pass-through regulatory fees and telecommunications taxes	(11,459)	(28,576)
Total costs used in the calculation of CCU	$ 390,487	$ 269,502
Weighted-average number of customers	5,650,349	5,135,102
CCU	$ 23.04	$ 17.49

(6)

Adjusted OIBDA is a non-GAAP financial measure defined as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: gain/(loss) on sale/disposal of assets; impairment of assets; and share-based compensation expense. Adjusted OIBDA should not be construed as an alternative to operating income (loss) or net income as determined in accordance with GAAP, or as an alternative to cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity.

In a capital-intensive industry such as wireless telecommunications, management believes that adjusted OIBDA and the associated percentage margin calculations are meaningful measures of our operating performance. We use adjusted OIBDA as a supplemental performance measure because management believes it facilitates comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by backing out potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the items described above for which additional adjustments were made. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Because adjusted OIBDA facilitates internal comparisons of our historical operating performance, management also uses this metric for business planning purposes and to measure our performance relative to that of our competitors. In addition, we believe that adjusted OIBDA and similar measures are widely used by investors, financial analysts and credit rating agencies as measures of our financial performance over time and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

it does not reflect capital expenditures;

  although it does not include depreciation and amortization, the assets being depreciated and amortized will often have to be replaced in the future and adjusted OIBDA does not reflect cash requirements for such replacements;

it does not reflect costs associated with share-based awards exchanged for employee services;
it does not reflect the interest expense necessary to service interest or principal payments on current or future indebtedness;
it does not reflect expenses incurred for the payment of income taxes and other taxes; and
other companies, including companies in our industry, may calculate this measure differently than we do, limiting its usefulness as a comparative measure.

Management understands these limitations and considers adjusted OIBDA as a financial performance measure that supplements but does not replace the information provided to management by our GAAP results.

The following table reconciles adjusted OIBDA to operating income (loss), which we consider to be the most directly comparable GAAP financial measure to adjusted OIBDA (unaudited; in thousands):

	Three Months Ended March 31,
	2011	2010
Operating income (loss)	$ (18,110)	$ 5,128
Plus depreciation and amortization	126,674	109,246
OIBDA	$ 108,564	$ 114,374
Plus loss on sale or disposal of assets	349	1,453
Plus share-based compensation expense	3,579	7,165
Adjusted OIBDA	$ 112,492	$ 122,992

Note: A webcast of Leap's conference call and accompanying presentation slides will be available at 5:00 p.m. EDT today at http://investor.leapwireless.com.

CONTACT: Greg Lund, Media Relations, +1-858-882-9105, glund@leapwireless.com, or Amy Wakeham, Investor Relations, +1-858-882-9876, awakeham@leapwireless.com, both of Leap Wireless